Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-249465) on Form S-1 and Prospectus of Global SPAC Partners Co. (the “Company”) of our report dated February 16, 2021, except for Note 8 as to which the date is March 18, 2021 with respect to our audit of the Company’s financial statements as of December 31, 2020 and the period from August 6, 2020 (inception) through December 31, 2020, which appears in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

March 18, 2021